Exhibit 99.1

Idaho Copper Provides Second Quarter 2026 Corporate Update

Uplisted to the NYSE American and Completed ~$18.0 Million Underwritten Offering; Management Advancing Updated PEA for CuMo Project

BOISE, Idaho – September 1, 2026 – Idaho Copper Corporation (NYSE American: COPR) (“Idaho Copper” or the “Company”), a critical minerals developer advancing the flagship CuMo copper-molybdenum-silver project in Idaho, today provided a corporate update in conjunction with the filing of its Quarterly Report on Form 10-Q for the fiscal second quarter ended July 31, 2026.

Second Quarter 2026 and Subsequent Highlights

●	Uplisted to the NYSE American: On July 2, 2026, the Company’s common stock and publicly traded warrants began trading on the NYSE American under the symbols “COPR” and “COPR WS,” respectively – a milestone expected to increase corporate visibility, enhance liquidity, and broaden institutional and investor awareness.

●	Strengthened the balance sheet: In conjunction with the uplisting, the Company completed an underwritten public offering for aggregate gross proceeds of approximately $18.0 million.

●	Improved corporate governance: Appointed five independent members to the Board of Directors and established an audit committee comprised of independent directors, aligning the Company’s governance with NYSE American listing standards.

●	Enhanced the leadership team: Appointed Bruce Harmon as Chief Financial Officer and Robert Scannell as Executive Chairman, positioning the Company for its next phase of development. On the operations front, the Company also added Ryan Mauser as Director of Technical Studies and Phil Bandy Ogden as Director, Environmental, Governmental and Community Affairs.

●	Advanced the updated PEA for the CuMo project: Work on the updated Preliminary Economic Assessment, prepared under the direction of Barr Engineering Co., progressed on schedule during the quarter. The updated study, which will supersede the project’s 2020 PEA and reflect a smaller first-phase plant, sensor-based ore sorting ahead of the mill, and a re-sequenced mine plan, is expected to be released in the near term.

The full text of the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2026 was filed with the SEC and can be found here.

Management Commentary

“The second quarter was the most transformative period in Idaho Copper’s history,” said Andrew Brodkey, Chief Executive Officer of Idaho Copper. “In the quarter, we completed our uplisting to the NYSE American, raised approximately $18 million in gross proceeds, eliminated a meaningful amount of outstanding debt, and built out an independent board and strengthened management team. We now have the capital, the currency, and the corporate foundation to advance the CuMo project - one of the largest undeveloped copper-molybdenum deposits in the world (along with silver, tungsten and rhenium) in our view - at a time when securing domestic supplies of copper and molybdenum and other metals has never been more important to U.S. supply chains.

“Our immediate focus is the release of the updated PEA for the CuMo project. The updated study is designed to show a fundamentally improved project, one that starts with a smaller plant and uses sensor-based ore sorting to materially reduce upfront capital and improve operating costs. Beyond the PEA, our roadmap includes a drill program starting this year and an 18-to-24 month Prefeasibility Study. With approximately $12.1 million of cash on hand, we are funded to pursue these milestones aggressively, and we look forward to keeping shareholders apprised of our progress,” concluded Brodkey.

About Idaho Copper Corporation

Idaho Copper Corporation (NYSE American: COPR) is a critical minerals developer focused on exploring and developing the CuMo copper-molybdenum-silver-tungsten-rhenium project located in Boise County, Idaho. The CuMo project is one of the largest undeveloped copper deposits in the U.S. and likely the largest undeveloped molybdenum deposit in the world, which also contains significant amounts of silver, rhenium, and tungsten — all considered critical or of strategic importance. The project comprises approximately 2,640 acres and consists of 126 federal unpatented lode mining claims and 6 patented mining claims. To learn more, please visit www.idaho-copper.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain “forward-looking statements” that are made pursuant to the Safe Harbor Provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by using words such as “anticipate,” “believe,” “plan,” “expect,” “intend,” “will,” and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. Forward-looking statements in this release include statements regarding the updated PEA, drill program, and planned Prefeasibility Study and the anticipated timing thereof. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made, including risks related to metal price volatility, mining and processing performance, the performance of ore-sorting technology at commercial scale, permitting, and the availability of financing for and development of the CuMo project. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are discussed or identified in our filings with the Securities and Exchange Commission (the “SEC”), including the risk factors contained in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and registration statements. In addition, this press release contains time-sensitive information that reflects management’s best analysis only as of the date of this press release. Idaho Copper does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Investor Relations Contact:

Lucas A. Zimmerman

Managing Director

MZ Group - MZ North America

(262) 357-2918

COPR@mzgroup.us

www.mzgroup.us